EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Universal Gold Mining Corp.
(An Exploration Stage Company)
Vancouver, British Columbia

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 1, 2010, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements for the years ended November 30, 2009 and 2008 and for the period from May 3, 2006 (inception) through November 30, 2009, included in the Annual Report on Form 10-K of Universal Gold Mining Corp. for the year ended November 30, 2009.

We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
Houston, Texas
December 17, 2010